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                         INTERNATIONAL KNIFE & SAW, INC.
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)
                                   (Unaudited)

                                                                    YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------------------------------
                                                1992            1993           1994            1995            1996
EARNINGS
Income before taxes                          $  6,619        $  5,145        $  8,845        $  8,854        $  8,948
Add fixed charges (see below)                   2,103           2,278           1,985           1,935           3,772
                                             --------        --------        --------        --------        --------

Earnings as defined                          $   8722        $  7,423        $ 10,830        $ 10,789        $ 12,720
                                             ========        ========        ========        ========        ========

FIXED CHARGES:
Interest expense                             $  2,007        $  2,174        $  1,906        $  1,826        $  3,846
Other adjustments(a)                               96             104              79             108             (74)
                                             --------        --------        --------        --------        --------
Fixed Charges as defined                     $  2,103        $  2,278        $  1,985        $  1,935        $  3,772
                                             ========        ========        ========        ========        ========

Ratio of earnings to fixed charges                4.1             3.3             5.5             5.5             3.4
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(a)  Other adjustments in the earnings computation represents minority interest in loss of subsidiary. Other adjustments in the Fixed Charges computation represents a portion of rental expense representative of an interest factor.

NOTE:

The ratio of earnings to fixed charges is calculated by dividing fixed charges into the sum of income before taxes and fixed charges. Fixed charges consist of interest expense and a portion of rental expense representative of an interest factor.